SB Adjustable Rate Income Fund.


Sub-Item 77C

Registrant incorporates by reference Registrant's Form EX-99.1/Press Release dated DECEMBER 1, 2005 filed on DECEMBER 1, 2005.
(Accession No. 0001193125-05-235715)


Votes For	Votes Against	Abstentions	Broker Non-Votes
43,654,537	588,024		1,004,017	5,594,632